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                                   [John D. O'Keefe]

                                                           EXHIBIT 5.2

                                    April 22, 1998






BT ALEX. BROWN INCORPORATED
130 Liberty Street
New York, New York 10006

     Re:  Henry Company 10% Senior Notes Due 2008

Ladies and Gentlemen:

          I have acted as special counsel for Monsey Products, Co., a Pennsylvania corporation ("Monsey"), Kimberton Enterprises, Inc., a Delaware corporation ("Kimberton") and Monsey Products of Arizona LLC, an Arizona limited liability company ("Monsey Arizona"; Monsey, Kimberton and Monsey Arizona are together sometimes referred to herein as the "Guarantors") in connection with the sale by Henry Company, a California corporation (the "Company") to BT Alex. Brown Incorporated (the "Initial Purchaser") of $85,000,000 principal amount of the Company's 10% Senior Notes due 2008 (the "Notes"), pursuant to that certain Purchase Agreement (the "Purchase Agreement") dated April 15, 1998, between the Initial Purchaser, the Company and, as of April 22, 1998, the Guarantors, and the guarantee by the Guarantors of such Notes (the "Guarantees"). The Notes and the Guarantees are being issued pursuant to an Indenture, dated as of April 22, 1998 (the "Indenture"), between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). All capitalized terms used herein without definition shall have meanings ascribed to such terms in the Purchase Agreement.

          In my capacity as special counsel for the Guarantors, I have examined originals or copies of corporate records of the Guarantors, certificates of public officials and of officers of the Guarantors and others, and such other documents as I have deemed necessary or appropriate for the purposes of this opinion. I have also examined the Offering Memorandum related to the offer by the Company of the Notes dated April 15, 1998 (the "Final Memorandum"). In my examination, I have assumed the genuineness of all signatures, the


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April 22, 1998
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authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies, and the legal capacity of all parties executing such documents.

          In making my examination of documents executed by parties other than the Guarantors, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

          On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, I am of the opinion that:

          i. Each of Monsey and Kimberton is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Final Memorandum. Monsey Arizona is duly organized, validly existing and in good standing under the laws of the state of Arizona and has all requisite power and authority to own its properties and conduct its business as described in the Final Memorandum. Each Guarantor is duly qualified to do business as a foreign corporation in good standing in the jurisdictions listed on Exhibit A hereto.

          ii. All of the outstanding shares of capital stock or membership interests of the Guarantors have been duly authorized and validly issued, are fully paid and nonassessable and, to my knowledge, were not issued in violation of any preemptive or similar rights; to my knowledge, all of the outstanding shares of capital stock or membership interests of the Guarantors are owned, directly or indirectly, by the Company, free and clear of all perfected security interests (other than in connection with the New Credit Agreement) and, to my knowledge, free and clear of all other liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Securities Act of 1933, as amended (the "Act") and the securities or "Blue Sky" laws of certain jurisdictions) or voting.

          iii. Except as set forth in the Final Memorandum and to my knowledge, (A) no options, warrants or other rights to purchase from any Guarantor shares of capital stock or ownership interests in any Guarantor are outstanding, (B) no agreements or other obligations to issue, or other rights to convert, any obligation into, or exchange any securities for, shares of capital stock or ownership interests in any Guarantor are outstanding, and
(C) no holder of securities of any Guarantor is entitled to have such securities registered under a registration statement filed pursuant to the Registration Rights Agreement.

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          iv.    Each of the Guarantors has all requisite power and authority to execute, deliver and perform each of its obligations under the Indenture, the Guarantees, the Exchange Notes Guarantees and the Private Exchange Notes Guarantees; the Indenture has been duly and validly authorized by each of the Guarantors and, when duly executed and delivered by the Company and each Guarantor (assuming the due authorization, execution and delivery thereof by the Trustee), will constitute the valid and legally binding agreement of each Guarantor, enforceable against each Guarantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          v. The Guarantees have each been duly and validly authorized by each of the Guarantors and, when duly executed and delivered by the Guarantors in accordance with the terms of the Purchase Agreement (assuming the due authorization, execution and delivery of the Indenture by the Trustee), will constitute the valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          vi. The Exchange Notes Guarantees and the Private Exchange Notes Guarantees have been duly and validly authorized by each of the Guarantors, and if the Exchange Notes Guarantees and the Private Exchange Notes Guarantees have been duly executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement dated as of April 22, 1998 between the Initial Purchaser, the Company and the Guarantors (the "Registration Rights Agreement") and the Indenture (assuming due authorization, execution and delivery of the Indenture by the Trustee), will constitute the valid and legally binding obligations of the Guarantors, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          vii. Each of the Guarantors has all requisite power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly and validly authorized by each of the Guarantors and, when duly executed and delivered by the Company and each Guarantor (assuming due authorization, execution and delivery thereof by the Initial Purchaser), will constitute the valid and legally


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binding agreement of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

          viii. Each of the Guarantors has all requisite power and authority to execute, deliver and perform its obligations under the Purchase Agreement and to consummate the transactions contemplated thereby; the Purchase Agreement and the consummation by each of the Guarantors of the transactions contemplated thereby have been duly and validly authorized by each of the Guarantors. The Purchase Agreement has been duly executed and delivered by each of the Guarantors.

          ix. The execution, delivery and performance by the Guarantors of the Purchase Agreement, the Indenture, the Registration Rights Agreement, and the Amended and Restated Financing and Security Agreement dated as of April 22, 1998 by and among NationsBank, N.A., the Company and the Guarantors and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Guarantees to the Initial Purchaser) will not conflict with constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms of provisions of any contract known to me, except for any such conflict, breach, violation, default or event which would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), prospects or results of operations of the Company, Monsey and Monsey's direct and indirect subsidiaries taken as a whole (a "Material Adverse Effect"), (ii) the articles of incorporation or bylaws, of Monsey or Kimberton, (iii) the articles of organization or the operating agreement of Monsey Arizona, or (iv) assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties, of the Initial Purchaser in
Section 8 of the Purchase Agreement, any statute, law, judgment, decree, order, rule or regulation known to me to be applicable to any of the Guarantors or any of their respective properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

          x. Assuming the accuracy of the Initial Purchaser's representations and warranties in Section 8 of the Purchase Agreement, no consent, approval, authorization or order of any governmental authority is required for the execution and delivery by the Guarantors of the Guarantees or the consummation by the Guarantors of the other transactions


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BT Alex. Brown Incorporated
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contemplated hereby and except such as may be required under Blue Sky laws, as to which I express no opinion, and those which have previously been obtained.

          I furthermore confirm to you that, to my knowledge, there are no legal or governmental proceedings pending or threatened to which any of the Guarantors is a party or to which any of their respective properties or assets is subject which seeks to restrain, enjoin or prevent the consummation of or otherwise challenge the issuance or sale of the Guarantees to be sold pursuant to the Purchase Agreement or the consummation of the other transactions described in the Final Memorandum under the caption "Sources and Uses of Funds."

          I am admitted to practice law only in the Commonwealth of Pennsylvania. Accordingly, my opinion is limited in all respects to the laws of the Commonwealth of Pennsylvania, and I assume no responsibility as to the applicability or effect of the laws of any other jurisdiction. To the extent that the matters which are the subject of this opinion may be affected by the laws of the States of New York, Delaware and Arizona, I have assumed, without verification, that the law of the States of New York, Delaware and Arizona, respectively, are identical to the laws of the Commonwealth of Pennsylvania.

          This letter is furnished by me as special counsel to the Guarantors pursuant to Section 7(a) of the Purchase Agreement and is intended to be solely for the benefit of the Initial Purchaser. This letter may not be relied upon by the Initial Purchaser for any other purpose, or furnished to, quoted to, or relied upon by any other person or entity for any purpose, without my prior written consent.

           Very truly yours,


           /s/ John D. O'Keefe
           -------------------
           John D. O'Keefe


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BT Alex. Brown Incorporated
April 22, 1998
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                                     EXHIBIT A
                               Foreign Jurisdictions

Monsey Products Co.:

           California
           Florida
           Indiana
           New Jersey
           New York
           South Carolina
           Texas